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          EXHIBIT 12.1: STATEMENT RE COMPUTATION OF RATIO OF EARNINGS.

                            REEBOK INTERNATIONAL LTD.

                             (Amounts in Thousands)

                                                                          DECEMBER       DECEMBER
                                                                            2003           2002
                                                                        ------------   ------------
Earnings
  Pretax Income                                                         $    229,373   $    192,098
  Add:
    Interest on indebtedness                                                  25,590         23,848
    Amortization of debt discount and issuance costs                             447            441
    Portions of rent representative of the interest factor                    19,443         19,393
                                                                        ------------   ------------
Income as adjusted                                                      $    274,853   $    235,780
                                                                        ============   ============

Fixed Charges
  Interest on indebtedness                                              $     25,590   $     23,848
  Amortization of debt discount and issuance costs                               447            441
  Portions of rent representative of the interest factor                      19,443         19,393
                                                                        ------------   ------------
Fixed charges                                                           $     45,480   $     43,682
                                                                        ============   ============
Ratio of earnings to fixed charges                                              6.04           5.40
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